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                                                                  EXHIBIT 23.2


                           CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the registration statement on Form S-8 and the related prospectus pertaining to the registration of IMC Global Inc. common stock for the IMC Global Inc. 1998 Stock Option Plan for Non-Employee Directors of our report dated August 14, 1997, on our audits of the consolidated financial statements of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996, and for the years ended March 29, 1997, March 30, 1996 and March 25, 1995 which report was included in IMC Global Inc.'s Form 8-K/A which was filed with the Securities and Exchange Commission on June 15, 1998.



                                   PRICEWATERHOUSECOOPERS LLP

Kansas City, Missouri
August 31, 1998